Exhibit 10.26a

March 16, 2004

Howard A. Simon

1973 17th Avenue

San Francisco, CA

Dear Howard:

On behalf of InterMune, Inc. (the “Company”), we are pleased to offer you the position of Senior Vice President of Human Resources, reporting to me.

The key terms of your employment will be as follows:

1.	You will receive a base salary of $18,750 per month, paid on a semi-monthly basis. This is the annual equivalent of $225,000 per year. In addition, you will be eligible for an annual bonus based on the Company’s and your year-end performance as determined by your performance versus MBO’s, which will be subsequently established between you and I upon employment. Your target bonus will be 35% of your base salary, subject to company and individual performance. Annual reviews for merit performance, bonus and stock typically occur in the first quarter of the new fiscal year (i.e., January - March).

2.	As a full-time employee of the Company; you will be eligible for the Company’s standard benefits package including medical, dental, vision, the Employee Stock Purchase program, 401K Retirement Plan and our Flexible Spending Plan among other coverages. Your position is exempt, and you will be eligible for overtime.

3.	You will be granted an option to purchase 70,000 shares of the Company’s common stock. Your right to exercise the shares of this option will be subject to a vesting schedule, such that 70,000 shares of your option will be fully vested at the end of four years completed employment. Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof to U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or process of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

INTERMUNE, Inc. 3280 Bayshore Boulevard Brisbane, CA 94005 Phone: (415) 466-2200 Fax: (415) 466-2300

Mr. Howard Simon

March 16, 2004

This offer remains open through end of day March 24, 2004. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral. Any additions or modifications of these terms must be in writing and signed by you and me or the Company’s General Counsel or Chief Financial Officer. Your anticipated full time start date is May 3, 2004.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to me.

Very truly yours,

/s/ Daniel G. Welch
Daniel G. Welch
President and CEO

UNDERSTOOD AND ACCEPTED:

/s/ Howard Simon 3/23/04
NAME Date